Exhibit 99.1

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter Earnings

Healthy Nitrogen Demand and Solid Operating Performance
Drive Second Highest EPS on Record

DEERFIELD, IL—August 6, 2013—CF Industries Holdings, Inc. (NYSE: CF):

Second Quarter Highlights

•                  Net earnings attributable to common stockholders of $498.2 million, or $8.38 per diluted share, compared to earnings of $606.3 million, or $9.31 per diluted share, in the second quarter of 2012.

•                  Earnings before interest, taxes, depreciation and amortization (EBITDA) of $912.8 million compared to $1,054.4 million in the second quarter of 2012.

•                  Repurchased 2.6 million shares for $474.2 million.

First Half Highlights

•                  Net earnings attributable to common stockholders of $904.7 million, or $14.80 per diluted share, compared to earnings of $974.7 million, or $14.81 per diluted share, in the prior year period.

•                  EBITDA of $1.6 billion, compared to $1.8 billion in the prior year period.

•                  Net sales of $3.1 billion, compared to $3.3 billion in the prior year period.

•                  Repurchased 5.1 million shares for $981.5 million.

Outlook

•                  While seasonal supply build-up is expected to constrain nitrogen fertilizer prices in the near-term, attractive crop economics, strong product demand and

CF Industries’ North American cost advantage continue to support the company’s long-term earnings prospects.

CF Industries Holdings, Inc. today reported second quarter 2013 net earnings attributable to common stockholders of $498.2 million, or $8.38 per diluted share, compared to earnings of $606.3 million, or $9.31 per diluted share, in the second quarter of 2012.  Second quarter 2013 results included $18.0 million of pre-tax unrealized losses on natural gas derivatives and $4.0 million of pre-tax gains on foreign currency derivatives.  These items increased/(decreased) after-tax earnings per diluted share by ($0.19) and $0.04, respectively.  Second quarter 2012 results included a $77.6 million non-cash pre-tax mark-to-market gain on natural gas derivatives and $15.2 million of accelerated amortization of capitalized financing fees related to the termination of a prior credit facility, which together increased after-tax earnings per diluted share by $0.60.  Share repurchases during the first half of 2013 increased after-tax earnings per diluted share by $0.53, reflecting a 6 percent decrease in the average number of shares outstanding for the quarter.

EBITDA was $912.8 million in the second quarter of 2013, a decrease of 13 percent compared to $1,054.4 million in the second quarter of 2012.

Net sales in the second quarter of 2013 were $1.71 billion, down 1 percent from $1.74 billion last year primarily due to lower phosphate segment volumes and prices, which were offset partially by higher nitrogen segment revenues.  Phosphate volumes and prices were lower due to softness in the global phosphate market.  Nitrogen segment revenues increased from the prior year period as higher volumes more than offset lower average prices.  The overall sales decrease also was due partially to the impact of a modification to the selling price calculation methodology used for products sold by Canadian Fertilizers Limited (CFL).  This modification impacted the comparability of the financial results between the two periods1, but did not impact the comparability of the company’s net earnings attributable to common stockholders or EBITDA.  Second quarter 2013 net sales were relatively unchanged from second quarter 2012 adjusted net sales of $1.72 billion.

“We are pleased with our performance and the earnings we generated this quarter,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Despite the challenging market conditions caused by the delayed planting and fertilizer application season, our nimbleness in reacting to those conditions allowed us to generate strong revenue, EBITDA and net earnings performance.”

Nitrogen demand was strong and second quarter volume was higher than in the prior year period due to timing differences between the application seasons in 2012 and 2013.  In 2012, warm weather throughout the U.S. Corn Belt resulted in an early start to planting and fertilizer

1   See explanation under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modification” in the tables accompanying this release.  To facilitate period-to-period comparisons of the company’s underlying operating performance, the company is presenting in this release certain financial information on an adjusted basis as if the modified selling price calculation methodology had been in effect from January 1, 2012, until April 30, 2012.  Financial information referred to in this press release as “adjusted” refers to certain 2012 amounts in those tables.

application which led to a shift of some volume from the second quarter into the first quarter.  By contrast, in 2013 cool and wet weather resulted in a later start to planting and fertilizer application, resulting in a greater volume of nitrogen shipped in June compared to the prior year.

Realized prices during the quarter increased from the prior year period for the major nitrogen products other than urea as the company had built a strong order book, especially for ammonia and urea ammonium nitrate (UAN), early in the year when product demand and price conditions were very attractive.  Urea prices declined from the prior year period due to a significantly higher level of imports to the U.S. and delays in application seasons globally.

Strong demand across most nitrogen products resulted in North American industry-wide inventory levels at season end that are believed to be in-line with five-year averages.

The global phosphate market was weak due to a reduction in India’s phosphate purchases and an increase in supply, in particular from Saudi Arabia and China.

CF Industries’ production mix and logistical system flexibility enabled it to generate strong earnings.  The company continued to shift production between urea and UAN to take advantage of the higher margin opportunity as it arose.  The flexibility of the company’s logistics system allowed it to export urea and UAN during the second quarter, which helped manage inventory and position the company well for the second half of 2013.

Six Month Results

For the first six months of 2013, net earnings attributable to common stockholders were $904.7 million, or $14.80 per diluted share, compared to $974.7 million, or $14.81 per diluted share, in the same period of 2012.  First half 2013 EBITDA of $1.6 billion decreased 11 percent compared to $1.8 billion in the first half of 2012.  Six month results for 2013 included $4.4 million of pre-tax unrealized gains on natural gas derivatives, $7.8 million of pre-tax losses on foreign currency derivatives, and a $20.6 million after-tax net benefit from the recognition of a portion of the net operating loss carryforwards from periods prior to the company’s initial public offering allowed under a settlement agreement with the IRS.  These items increased/(decreased) after-tax earnings per diluted share by $0.05, ($0.08) and $0.34, respectively.  Six month results for 2012 included $21.7 million of pre-tax unrealized gains on natural gas derivatives and $15.2 million of accelerated amortization of capitalized financing fees related to the termination of the company’s prior credit facility.  These items increased/(decreased) after-tax earnings per diluted share by $0.20 and ($0.14), respectively.  Share repurchases during the first half of 2013 increased after-tax earnings per diluted share by $0.55, reflecting a 4 percent decrease in the average number of diluted shares outstanding for the year to date period.

Net sales for the first six months of 2013 were $3.1 billion, down 6 percent from $3.3 billion in the same period of 2012.  The decrease resulted from lower volumes for both the nitrogen and phosphate segments and lower average prices for urea and phosphate products, which were offset partially by higher average prices for ammonia, UAN and ammonium nitrate (AN).  Nitrogen volume was 6.6 million tons for the six months ended June 30, 2013, compared to 6.7 million tons for the prior year period primarily due to lower ammonia volume.  Phosphate volume was

916,000 tons for the six months ended June 30, 2013, compared to 1,009,000 tons for the prior year period due to lower export volume.

The average urea price was lower for the six months ended June 30, 2013, compared to the prior year period due to expectations for a significant level of exports from China, while average prices for ammonia, UAN and AN were higher due to the effective management of the company’s order book.  Phosphate prices were lower for the six months ended June 30, 2013, as compared to the prior year period due to lower global demand.

Nitrogen Segment

Nitrogen net sales in the second quarter totaled $1.53 billion, an increase of 1 percent from reported net sales of $1.50 billion, and 3 percent above adjusted net sales of $1.49 billion in the 2012 second quarter, as higher volumes and higher average prices for ammonia and UAN more than offset lower urea prices.  Gross margin was $847.2 million, a 15 percent decrease from reported gross margin of $992.9 million and 13 percent below adjusted gross margin of $974.7 million in the 2012 second quarter. A $166.8 million increase in cost of sales was due primarily to an $18.0 million mark-to-market loss on natural gas derivatives compared to a $77.6 million gain in the prior year period and higher realized natural gas costs compared to the prior year period.  Gross margin as a percent of sales was 55.5 percent, down from 66.0 percent in the year-earlier quarter.

CF Industries sold 3.6 million tons of nitrogen products during the second quarter of 2013 compared to 3.5 million tons in 2012.

In the second quarter of 2013, the company sold 833,000 tons of ammonia at an average price of $704 per ton, compared to 793,000 tons at $635 per ton, or an adjusted average price of $624 per ton, in the second quarter of 2012.  The 5 percent increase in volume resulted from a later start to the application season in 2013, compared to the exceptionally early start in 2012, which pulled ammonia demand into the first quarter of that year.  The average price increased 11 percent, reflecting the strength of the order book entering the application season and the strong demand that developed during the quarter.  The company’s ammonia plants in aggregate operated at approximately 92 percent of rated capacity, lower than recent quarterly averages primarily due to the impact of three ammonia plant turnarounds and unplanned outages during the quarter.

CF Industries sold 704,000 tons of granular urea at an average price of $385 per ton in the second quarter of 2013, compared to 694,000 tons at $522, or an adjusted average price of $507, in the second quarter of 2012.  Granular urea volume increased due to export sales and higher agricultural sales, especially in western Canada.  The average price per ton declined 26 percent due to global delays in fertilizer application and expectations for higher Chinese exports.

The company sold 1.63 million tons of UAN in the second quarter of 2013, essentially unchanged compared to the same period in 2012.  The average UAN price was $341 per ton, compared to $324 in the year-ago quarter, an increase of 5 percent due to an attractively priced forward order book and strong in-season demand as some farmers switched from ammonia to UAN due to the late start to the application season.

CF Industries sold 234,000 tons of AN at an average price of $280 per ton in the second quarter of 2013, compared to 249,000 tons at $257 per ton in the year-ago quarter.

CF Industries continued to benefit from the abundant supply of natural gas driven by production of North American shale gas.  The company’s realized natural gas cost increased from $3.13 per MMBtu in 2012 to an average $3.79 per MMBtu in the second quarter of 2013.  However, natural gas market prices declined from the beginning to the end of the 2013 second quarter reflecting milder than normal weather in May and June and persistently strong gas production, which hit record levels in May.  At the end of the quarter, U.S. natural gas storage inventory was about at the five-year average.

Phosphate Segment

Phosphate net sales totaled $189.7 million, down 18 percent from $231.5 million in the 2012 second quarter.  Gross margin was $18.0 million, down 64 percent from $50.4 million in the 2012 second quarter.  The decrease in gross margin was due to lower prices and sales volumes, and higher raw material costs.  Gross margin as a percent of sales was 9.5 percent, down from 21.8 percent in the year-earlier quarter.

The company sold 421,000 tons of phosphate products in the second quarter of 2013 compared to 493,000 tons in the second quarter of 2012.  During the second quarter of 2013, DAP and MAP average selling prices were $447 and $459 per ton, respectively, compared to $472 and $464, respectively, in the prior year period.  The decreases in volume and price were due to overall weakness in the phosphate industry attributable to lower purchases by India and an increase in supply available from Saudi Arabia and China.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 90 percent of capacity during the 2013 second quarter.

Environmental, Health & Safety Performance

Commenting on the incident that occurred during the quarter at the company’s Donaldsonville, Louisiana, nitrogen complex, Wilson said, “We were deeply saddened by the fatality and injuries that resulted from the incident at Donaldsonville on June 14th.  Our thoughts and prayers remain with the affected individuals and their families, friends and fellow employees.  A thorough investigation is underway to determine the cause.  Safety remains our number one priority.”

Liquidity and Financial Position

At June 30, 2013, CF Industries’ cash and cash equivalents totaled $1.9 billion, while restricted cash for capacity expansion projects was $74.2 million.

In May 2013, Moody’s Investor Services upgraded CF Industries’ senior unsecured credit rating from Baa3 to Baa2.  During the quarter, the company issued $1.5 billion of long-term debt comprising $750 million of 3.45% senior notes due 2023 and $750 million of 4.95% notes due 2043.  As of the end of the quarter, total long-term debt was $3.1 billion.

The company repurchased 2.6 million shares of its common stock during the second quarter of 2013 for $474.2 million, at an average price of $185.62.  Year to date through August 5, 2013,

the company has repurchased approximately 5.8 million shares for $1.1 billion, an average price of $190.73.  Together, the share repurchases and $48.9 million of dividends paid represent 9.7% of the company’s $12.0 billion daily-average market capitalization during the year-to-date period.

“Our commitment to maximizing shareholder value and effectively utilizing our strong balance sheet and significant cash flow was evident in the capital market transactions we executed this quarter,” said Wilson.  “Our investment grade credit profile, underpinned by the robust economics of our business model, allowed us to issue debt at very attractive rates.  At the same time, we continued to generate strong cash flow and returned a substantial amount of cash to shareholders through our dividends and share repurchase program.”

The company’s capacity expansion program progressed in-line with expectations and capital expenditures during the quarter related to the program totaled $115.9 million.  The receipt of air permits on July 15, 2013, for both the Donaldsonville and Port Neal projects represents an important milestone for these strategic initiatives.

Dividend Payment

On July 24, 2013, the CF Industries Board of Directors declared the regular quarterly dividend of $0.40 per common share. The dividend will be paid on August 29, 2013, to stockholders of record as of August 16, 2013.

Outlook

CF Industries is positioned to benefit from a number of factors that support its growth and cash generation potential.  Global population growth, a shift toward higher protein diets and continued use of crops as a source of renewable fuels all are creating a need for more grain and higher use of plant nutrients.  Additionally, the increased production of North American shale gas and the attendant natural gas prices have created a sustainable cost advantage for the company’s nitrogen production.

Even though high planted acres and an expected large harvest in 2013 have led to a significant increase in the U.S. Department of Agriculture’s projected 2013 corn stocks-to-use ratio, grain futures prices continue to support strong nitrogen demand.  The profits available to North American corn farmers remain compelling.  Based on fall 2014 futures prices as of August 5th, the profit per acre from growing corn would be approximately $80 higher than for soybeans.  Consequently, CF Industries projects that 92 million acres of corn will be planted in 2014, down from 2013 but still high historically.

The nitrogen demand outlook is positive, although the seasonally high volume of supply resulting from the July 1st start of the Chinese low-tariff export season is expected to constrain price opportunities over the remainder of the year.  There are factors that could mitigate the impact of this supply in the short term.  First, a high level of turnarounds globally could provide temporary relief to the market even while Chinese product is available.  Second, continued gas supply problems in Egypt, Pakistan, Trinidad and Argentina could reduce global supply.

CF Industries expects healthy fall ammonia demand to support the 92 million acres of corn planting anticipated next year.  However, global ammonia market prices have declined recently as some off-shore producers have shifted from urea to ammonia production, and lower global phosphate demand has reduced ammonia demand.

North America is expected to have modestly lower urea demand in 2014, which should result in lower imports.  However, dealer inventories reportedly are low and should require restocking.  India had strong and early monsoon rains for the first time in several years which could drive their urea imports higher going into that nation’s planting season.  Additionally, India’s government recently announced gas price increases for 2014, which could result in even more urea imports in the coming months and years.

Given the delay in the application season, the company did not launch its UAN summer fill program until July this year.  There was good customer interest and the company built a robust order book.

For phosphates, CF Industries anticipates that a weak international market will constrain prices through the balance of the year.  Spring application of phosphate in the U.S. was believed to be below average, which should result in higher than normal domestic demand this fall.  The company intends to be active in the export market as South America is expected to be an area of solid demand.  Margins in the phosphate business should be helped by lower production costs due to recent declines in ammonia and sulfur prices.

“The earnings CF Industries generated, even under the challenging conditions we experienced this quarter, are consistent with our long-term expectations of higher highs and higher lows,” said Wilson.  “Nitrogen prices at the U.S. Gulf are at levels that make it very difficult for some off-shore producers to generate positive margins, but that still allow CF Industries to earn attractive margins.”

Attractive North American natural gas costs continue to support CF Industries’ earnings prospects.  The company has entered into fixed-price gas swaps covering 90 percent of planned production for August through November at an average price of $3.67 per MMBtu.

The company expects to spend between $600 million and $800 million during 2013 on its capacity expansion projects at Donaldsonville, Louisiana, and Port Neal, Iowa.  With the recent issuance of air permits, the company anticipates beginning construction on both projects sometime this summer.  Capital expenditures for the company’s existing facilities are expected to be approximately $450 million for the year.

Conference Call

CF Industries will hold a conference call to discuss these second quarter and year to date results at 10:00 a.m. ET on Wednesday, August 7, 2013.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength.  Management believes that the presentation of net sales, nitrogen segment net sales, gross margin, nitrogen segment gross margin, gross margin percentage, nitrogen segment gross margin percentage and average selling prices per ton of ammonia and urea on an as adjusted basis, as if all sales under CFL’s product purchase agreements had been priced based on the amended pricing calculation methodology (production cost plus an agreed upon margin) described in the tables accompanying this release under “CF Industries Holdings, Inc. Selected Financial Information Non-GAAP Disclosure Items—CFL Selling Price Modifications” from January 1, 2012 to April 30, 2012, and the presentation of period-to-period percentage changes in certain of those adjusted items, all of which adjusted items and percentage changes are non-GAAP financial measures, provides investors with additional meaningful information to facilitate period-to-period comparisons of the company’s underlying operating performance.  The adjusted items and percentage changes in those adjusted items are provided only for the purpose of facilitating comparisons between the company’s 2013 and 2012 operating performance and do not purport to represent what the actual consolidated results of operations of the company would have been had the amendment to the CFL product purchase agreements described in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items—CFL Selling Price Modifications” been in effect from January 1, 2012 to April 30, 2012, nor are they necessarily indicative of future consolidated results of operations.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA and the adjusted items and percentage changes in adjusted items included in this release may not be comparable to similarly titled measures of other companies.  Reconciliations of EBITDA and the adjusted items to GAAP are provided in the tables accompanying this release under “CF Industries Holdings, Inc.—Selected Financial Information—Non-GAAP Disclosure Items.”

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.”  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition from other fertilizer producers; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; risks associated with cyber security; weather conditions; our ability to complete our recently announced production capacity expansion projects on schedule as planned and on budget or at all; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements from governmental authorities; future regulatory restrictions and requirements related to greenhouse gas emissions; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except per share amounts)
Net sales	$1,714.9	$1,735.6	$3,051.4	$3,263.2
Cost of sales	849.7	692.3	1,511.1	1,508.1
Gross margin	865.2	1,043.3	1,540.3	1,755.1
Selling, general and administrative expenses	44.5	41.3	88.8	75.1
Other operating - net	(3.5)	10.8	11.1	33.1
Total other operating costs and expenses	41.0	52.1	99.9	108.2
Equity in earnings of operating affiliates	9.5	13.8	21.1	29.3
Operating earnings	833.7	1,005.0	1,461.5	1,676.2
Interest expense	32.3	45.3	71.4	76.2
Interest income	(1.0)	—	(3.1)	(0.4)
Other non-operating - net	(0.3)	(0.6)	54.4	(0.7)
Earnings before income taxes and equity in (losses) earnings of non-operating affiliates	802.7	960.3	1,338.8	1,601.1
Income tax provision	282.9	309.2	390.3	516.0
Equity in (losses) earnings of non-operating affiliates - net of taxes	(1.7)	27.2	(1.0)	24.9
Net earnings	518.1	678.3	947.5	1,110.0
Less: Net earnings attributable to noncontrolling interest	19.9	72.0	42.8	135.3
Net earnings attributable to common stockholders	$498.2	$606.3	$904.7	$974.7

Net earnings per share attributable to common stockholders
Basic	$8.43	$9.42	$14.91	$15.01
Diluted	$8.38	$9.31	$14.80	$14.81

Weighted average common shares outstanding
Basic	59.1	64.3	60.7	64.9
Diluted	59.5	65.2	61.1	65.8

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,934.1	$2,274.9
Restricted cash	74.2	—
Accounts receivable - net	294.3	217.4
Inventories - net	321.0	277.9
Prepaid income taxes	24.5	—
Deferred income taxes	44.9	9.5
Other	26.5	27.9
Total current assets	2,719.5	2,807.6
Property, plant and equipment - net	4,086.5	3,900.5
Asset retirement obligation funds	200.8	200.8
Investments in and advances to unconsolidated affiliates	898.6	935.6
Goodwill	2,064.5	2,064.5
Other assets	281.7	257.9

Total assets	$10,251.6	$10,166.9

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$489.9	$366.5
Income taxes payable	15.9	187.1
Customer advances	67.7	380.7
Notes payable	—	5.0
Distributions payable to noncontrolling interest	—	5.3
Other	3.6	5.6
Total current liabilities	577.1	950.2
Long-term debt	3,098.0	1,600.0
Deferred income taxes	783.2	938.8
Other noncurrent liabilities	449.9	395.7
Equity
Stockholders’ equity	4,978.6	5,902.2
Noncontrolling interest	364.8	380.0
Total equity	5,343.4	6,282.2

Total liabilities and equity	$10,251.6	$10,166.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)
Operating Activities:
Net earnings	$518.1	$678.3	$947.5	$1,110.0
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	106.6	115.9	213.7	219.0
Deferred income taxes	22.4	19.5	(44.3)	13.2
Stock compensation expense	3.0	2.4	6.2	5.6
Excess tax benefit from stock-based compensation	(0.6)	(6.0)	(9.6)	(15.4)
Unrealized loss (gain) on derivatives	15.7	(77.6)	6.7	(21.7)
Loss (gain) on disposal of property, plant and equipment	1.9	(0.3)	4.2	3.6
Undistributed loss (earnings) of affiliates - net	2.4	(20.2)	(1.8)	(22.0)
Changes in:
Accounts receivable - net	(30.2)	102.1	(55.6)	(89.6)
Margin deposits	—	0.1	—	0.9
Inventories - net	65.9	32.9	(43.9)	76.4
Accrued income taxes	(106.6)	(131.6)	(188.4)	(110.8)
Accounts payable and accrued expenses	(38.7)	15.6	34.8	6.3
Customer advances	(630.9)	(278.7)	(313.0)	(136.2)
Other - net	(39.4)	(6.9)	11.8	9.4
Net cash (used in) provided by operating activities	(110.4)	445.5	568.3	1,048.7
Investing Activities:
Additions to property, plant and equipment	(249.7)	(93.5)	(402.5)	(157.8)
Proceeds from the sale of property, plant and equipment	4.2	3.3	7.5	7.2
Sales and maturities of short-term and auction rate securities	5.6	16.0	5.6	16.0
Deposits to restricted cash funds	(74.2)	—	(74.2)	—
Deposits to asset retirement obligation funds	—	—	—	(2.2)
Other - net	(0.4)	—	(2.3)	—
Net cash used in investing activities	(314.5)	(74.2)	(465.9)	(136.8)
Financing Activities:
Proceeds from long-term borrowings	1,498.0	—	1,498.0	—
Payments of long-term debt	—	(13.0)	—	(13.0)
Financing fees	(13.6)	—	(13.6)	—
Purchase of treasury stock	(415.5)	(500.0)	(915.6)	(500.0)
Acquisitions of noncontrolling interests in CFL	(873.4)	—	(918.7)	—
Dividends paid on common stock	(23.7)	(26.1)	(48.9)	(52.3)
Distributions to noncontrolling interests	(29.1)	(172.4)	(45.8)	(193.3)
Issuances of common stock under employee stock plans	0.6	1.9	5.2	5.4
Excess tax benefit from stock-based compensation	0.6	6.0	9.6	15.4
Net cash provided by (used in) financing activities	143.9	(703.6)	(429.8)	(737.8)
Effect of exchange rate changes on cash and cash equivalents	4.8	2.0	(13.4)	1.9
(Decrease) increase in cash and cash equivalents	(276.2)	(330.3)	(340.8)	176.0
Cash and cash equivalents at beginning of period	2,210.3	1,713.3	2,274.9	1,207.0
Cash and cash equivalents at end of period	$1,934.1	$1,383.0	$1,934.1	$1,383.0

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales	$1,525.2	$1,504.1	$2,622.8	$2,775.8
Cost of sales	678.0	511.2	1,128.0	1,120.8
Gross margin	$847.2	$992.9	$1,494.8	$1,655.0

Gross margin percentage	55.5%	66.0%	57.0%	59.6%

Tons of product sold (in thousands)	3,608	3,532	6,604	6,733

Sales volumes by product (tons in thousands)
Ammonia	833	793	1,167	1,465
Granular urea	704	694	1,347	1,452
UAN	1,631	1,627	3,267	3,028
AN	234	249	442	496
Other nitrogen products	206	169	381	292

Average selling prices (dollars per ton)
Ammonia	$704	$635	$674	$618
Granular urea	385	522	397	490
UAN	341	324	335	314
AN	280	257	272	258

Cost of natural gas (dollars per MMBtu) (1)	$3.79	$3.13	$3.67	$3.31

Average daily market price of natural gas
Henry Hub (dollars per MMBtu)	$4.02	$2.27	$3.75	$2.37

Depreciation and amortization	$85.1	$84.4	$167.3	$166.9
Capital expenditures	$224.0	$72.8	$359.5	$108.9

Production volume by product (tons in thousands)
Ammonia (2)	1,659	1,719	3,485	3,554
Granular urea	594	656	1,238	1,361
UAN (32%)	1,562	1,484	3,235	2,957
AN	216	241	443	483

(1)             Includes gas purchases and realized gains and losses on gas derivatives.

(2)             Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales	$189.7	$231.5	$428.6	$487.4
Cost of sales	171.7	181.1	383.1	387.3
Gross margin	$18.0	$50.4	$45.5	$100.1

Gross margin percentage	9.5%	21.8%	10.6%	20.5%

Tons of product sold (in thousands)	421	493	916	1,009

Sales volumes by product (tons in thousands)
DAP	308	368	720	792
MAP	113	125	196	217

Domestic vs. export sales (tons in thousands)
Domestic	179	202	561	527
Export	242	291	355	482

Average selling prices (dollars per ton)
DAP	$447	$472	$464	$483
MAP	459	464	480	482

Depreciation, depletion, and amortization	$11.5	$9.1	$26.9	$22.5
Capital expenditures	$25.7	$13.3	$40.3	$35.0

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	940	809	1,790	1,747
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	634	653	1,284	1,236
Phosphoric acid as P2O5 (1)	239	254	477	480
DAP/MAP	483	514	958	964

(1)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)
Net earnings attributable to common stockholders	$498.2	$606.3	$904.7	$974.7
Interest expense (income) - net	31.3	45.3	68.3	75.8
Income taxes	282.9	309.1	390.3	516.1
Depreciation, depletion and amortization	106.6	115.9	213.7	219.0
Less: other adjustments	(6.2)	(22.2)	(12.8)	(29.7)

EBITDA	$912.8	$1,054.4	$1,564.2	$1,755.9

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three months ended June 30, 2013 include an $18.0 million mark-to-market loss on natural gas derivatives and a $4.0 million gain on foreign currency derivatives.

Net earnings and EBITDA for the six months ended June 30, 2013 include a $4.4 million mark-to-market gain on natural gas derivatives and a $7.8 million loss on foreign currency derivatives.

Net earnings for the six months ended June 30, 2013 include a $20.6 million net benefit resulting from the utilization of net operating losses (NOLs) from periods prior to the company’s initial public offering (IPO).  EBITDA for the six months ended June 30, 2013 include a $55.2 million non-operating expense to record the liability payable to the company’s pre-IPO owners for the NOL carry-forward settlement.

Net earnings and EBITDA for the three and six months ended June 30, 2012 includes $77.6 million and $21.7 million, respectively, of mark-to-market gains on derivatives.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three and six months ended June 30, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of our 2010 Credit Agreement.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

IMPACT OF CFL SELLING PRICE MODIFICATION

Prior to April 30, 2013, CF Industries, Inc. (CF Industries) owned 49% of the voting common shares and 66% of the non-voting preferred shares of Canadian Fertilizers Limited (CFL), an Alberta, Canada based nitrogen fertilizer manufacturer and had the right to purchase 66% of the production of CFL. Also prior to April 30, 2013, Viterra, Inc. (Viterra) held 34% of the equity ownership of CFL and had the right to purchase up to 34% of CFL’s production.  Both CF Industries and Viterra were entitled to receive distributions of net earnings of CFL based upon their respective purchases from CFL.  CFL was a variable interest entity that was consolidated in the Company’s financial statements.  On April 30, 2013, CF Industries completed the acquisitions of all of the outstanding interests in CFL that it did not already own and CFL became a wholly owned subsidiary of the Company.

CF Industries’ and Viterra’s purchases of nitrogen fertilizer products from CFL were made under product purchase agreements, and the selling prices were determined under the provisions of these agreements. An initial selling price was paid to CFL based upon CFL’s production cost plus an agreed-upon margin once title passed as the product was shipped.  At the end of the year, the difference between the market price realized on sales of products purchased from CFL and the price based on production cost plus an agreed-upon margin was paid to CFL. The sales revenue attributable to this difference was accrued by the Company on an interim basis. Until April 30, 2013 when CFL became a wholly owned subsidiary in the Company’s financial statements, net sales and accounts receivable attributable to CFL were solely generated by transactions with Viterra, as all transactions with CF Industries were eliminated in consolidation in the Company’s financial statements.

In the fourth quarter of 2012, the CFL Board of Directors approved an amendment to the product purchase agreements retroactive to January 1, 2012 that modified the selling prices that CFL charged for products sold to Viterra and CF Industries which eliminated the requirement to pay to CFL the difference between the market price realized and the price based on production cost plus an agreed-upon margin.  The following summarizes the selling prices in the product purchase agreements that impacted the Company’s results both before and after the effective date of the amendment.

•                  For sales prior to October 1, 2012, the Company’s consolidated financial statements reflected the market based selling prices for products purchased from CFL, including sales made by CFL to Viterra.

•                  For sales on or after October 1, 2012 and before April 30, 2013, CFL selling prices were based on production cost plus an agreed-upon margin.

•                  Starting on April 30, 2013, CFL became a wholly owned subsidiary of CF Industries.  Once CFL became a wholly owned subsidiary, CF industries began purchasing all of the output of CFL for resale and reported those sales in its consolidated financial statements at market prices.

The selling price amendments to the product purchase agreements impact the comparability of the Company’s financial results. These changes affect the year-over-year comparability of net sales, gross margin, operating earnings, earnings before income taxes and net earnings attributable to noncontrolling interest for the first four months of 2013, but do not impact the comparability of the Company’s net earnings attributable to common stockholders or net cash flows for the same period.

In order to provide comparable information for the periods presented, certain financial information is being provided for the prior year comparable periods adjusted as if the current year CFL pricing calculation methodologies had been used in the prior year comparable period.  For example, in the current year second quarter, CFL’s sales are included in the consolidated financial results as follows.  For the period April 1, 2013 to April 30, 2013, CFL’s sales to Viterra are reflected at cost plus an agreed upon margin. For the period May 1, 2013 to June 30, 2013, CFL was a wholly owned subsidiary and all sales of CFL production purchased by CF Industries are included at market prices.

The following table adjusts the prior year comparable periods to reflect the month and four month period ended April 30, 2012 at cost plus an agreed upon margin and the months of May and June 2012 at market based selling prices to be comparable to actual 2013 results.

CONSOLIDATED RESULTS

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,714.9	$1,735.6	$3,051.4	$3,263.2
Impact of selling price adjustment	—	(18.2)	—	(57.9)
As adjusted	$1,714.9	$1,717.4	$3,051.4	$3,205.3
Gross margin
As reported	$865.2	$1,043.3	$1,540.3	$1,755.1
Impact of selling price adjustment	—	(18.2)	—	(57.9)
As adjusted	$865.2	$1,025.1	$1,540.3	$1,697.2
Gross margin percentage
As reported	50.5%	60.1%	50.5%	53.8%
Impact of selling price adjustment	—%	(0.4)%	—%	(0.9)%
As adjusted	50.5%	59.7%	50.5%	52.9%
Net earnings attributable to noncontrolling interest
As reported	$19.9	$72.0	$42.8	$135.3
Impact of selling price adjustment	—	(18.2)	—	(57.9)
As adjusted	$19.9	$53.8	$42.8	$77.4

Similar to the consolidated results shown above, the table below adjusts prior year nitrogen segment data for the impact of the change in the CFL price calculation methodology to be comparable to current year results.

NITROGEN SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except as noted)
Net sales
As reported	$1,525.2	$1,504.1	$2,622.8	$2,775.8
Impact of selling price adjustment	—	(18.2)	—	(57.9)
As adjusted	$1,525.2	$1,485.9	$2,622.8	$2,717.9
Gross margin
As reported	$847.2	$992.9	$1,494.8	$1,655.0
Impact of selling price adjustment	—	(18.2)	—	(57.9)
As adjusted	$847.2	$974.7	$1,494.8	$1,597.1
Gross margin percentage
As reported	55.5%	66.0%	57.0%	59.6%
Impact of selling price adjustment	—%	(0.4)%	—%	(0.8)%
As adjusted	55.5%	65.6%	57.0%	58.8%
Average selling prices (dollars per ton)
Ammonia
As reported	$704	$635	$674	$618
Impact of selling price adjustment	—	(11)	—	(20)
As adjusted	$704	$624	$674	$598
Granular urea
As reported	$385	$522	$397	$490
Impact of selling price adjustment	—	(15)	—	(20)
As adjusted	$385	$507	$397	$470